     As filed with the Securities and Exchange Commission on August 2, 2002

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             SRA International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                        54-1360804
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                        Identification No.)

   4350 Fair Lakes Court, Fairfax, VA                        22033
(Address of Principal Executive Offices)                   (Zip Code)

     Deferred Compensation Plan for Key Employees of SRA International, Inc.
                            (Full Title of the Plan)

                                 Ernst Volgenau
                      President and Chief Executive Officer
                              4350 Fair Lakes Court
                                Fairfax, VA 22033
                     (Name and Address of Agent For Service)
                                 (703) 803-1500
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

=======================================================================================
                                           Proposed Maximum
Title of Securities     Amount to be      Aggregate Offering     Amount of Registration
to be Registered         Registered             Price (1)                   Fee
---------------------------------------------------------------------------------------
     Deferred
   Compensation
   Obligations(2)        $5,000,000                $5,000,000               $460
=======================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

(2) The Deferred Compensation obligations are unfunded and unsecured general obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Key Employees of SRA International, Inc.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Item 1.  Plan Information.

         The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

         Item 2.  Registrant Information and Employee Plan Annual Information.

         The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3.  Incorporation of Documents by Reference.

         The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

         (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         Item 4.  Description of Securities.

         Under the Deferred Compensation Plan for Key Employees of SRA International, Inc. (the "Plan"), the Registrant will provide a select group of officers, key management and highly compensated employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation bookkeeping account of a participant (a "Participant") adjusted to reflect the performance during the deferral period, whether positive or negative, of the investment measurement options chosen by each Participant from the investment measurement options selected by the Plan Administrator (as defined below) and approved by the Registrant, in accordance with the terms of the Plan.

         The Plan is administered by a Plan Administrator designated by the Registrant's Board of Directors (the "Plan Administrator"). The Plan Administrator is currently Stephen C. Hughes. The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. An Eligible Employee may elect to defer up to 25% of his or her base salary and up to 50% of his or her bonuses.

         The amount of the Obligations to each Participant will equal the balance in a bookkeeping account established for such Participant. Any investment earnings or losses credited to such account will be indexed to one or more mutual funds, indices or investment portfolios, the type of which will be individually chosen by each Participant from a list of investment measurement options made available under the Plan. Each Participant's bookkeeping account will be adjusted to reflect deferrals by the Participant, employer contributions and the investment performance of the selected mutual fund, index or portfolio, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the funds, indices or portfolios specified by Participants. The Registrant may, however, invest in funds, indices or portfolios specified by Participants or in other securities, and the Registrant has established a trust, which is a grantor trust for federal income purposes, to make such investments to assist the Registrant in meeting the Obligations. While money in this trust is set aside from the general assets of the Registrant, the money is subject to the claims of the Registrant's creditors.

         The Obligations will be distributed by the Registrant in accordance with the terms of the Plan. Upon a determination by the Plan Administrator that a Participant has experienced an event that would result in severe financial hardship for the Participant for which the Participant has no other resources which can reasonably be used (and has received all loans and distributions, including hardship distributions, for which the Participant is eligible under the 401(k) Plan), as a result of (a) illness or accident affecting the Participant or a member of the Participant's family, (b) uninsured loss, or (c) any other extraordinary and unforeseen circumstance approved by the Plan Administrator, the Plan Administrator may approve a withdrawal from the Participant's bookkeeping account of an amount necessary to meet the emergency, but not exceeding the amount and benefit the Participant would be entitled if his or her employment was terminated. A Participant may also withdraw his or her bookkeeping account in accordance with the distribution options selected when the compensation was deferred.

         A Participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, pledge or encumbrance. The Registrant may at any time amend or terminate the Plan, except that no such amendment or termination may reduce the amount accrued on behalf of a Participant on the effective date of such amendment or termination.

         Item 5.  Interests of Named Experts and Counsel.

         Hale and Dorr LLP has opined as to the legality of the securities being registered under this registration statement.

         Item 6.  Indemnification of Directors and Officers.

         Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

         Article EIGHTH of the Registrant's Restated Certificate provides that the Registrant shall indemnify (a) each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful and (b) any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, employee or trustee, of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses (including attorneys' fees) which the court deems proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he will be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to an

Indemnitee at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article EIGHTH of the Registrant's Restated Certificate further provides that the indemnification provided therein is not exclusive.

         The Registrant has purchased directors' and officers' liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

         Item 7.  Exemption from Registration Claimed.

         Not applicable.

         Item 8.  Exhibits.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

         Item 9.  Undertakings.

         1.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act;

                         (ii)    To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on this 1st day of August, 2002.

                                     SRA INTERNATIONAL, INC.

                                     By:   /s/ ERNST VOLGENAU
                                          ---------------------------------
                                           Ernst Volgenau
                                           President and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of SRA International, Inc., hereby severally constitute and appoint Ernst Volgenau, Stephen C. Hughes and Brent B. Siler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable SRA International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                     Title                       Date
             ---------                     -----                       ----

/s/ Ernst Volgenau           President and Chief Executive        August 1, 2002
------------------------     Officer and Director
Ernst Volgenau


/s/ Stephen C. Hughes        Senior Vice President and            August 1, 2002
------------------------     Chief Financial Officer
Stephen C. Hughes            (Principal financial and
                             accounting officer)


/s/ William K. Brehm         Chairman of the Board of             August 1, 2002
------------------------     Directors
William K. Brehm


________________________     Director                             August__, 2002
E. David Crockett

/s/ Steven A. Denning        Director                             August 1, 2002
------------------------
Steven A. Denning


________________________     Director                             August__, 2002
Michael R. Klein


/s/ Delbert C. Staley        Director                             August 1, 2002
------------------------
Delbert C. Staley

                                INDEX TO EXHIBITS

Number               Description
------               -----------

4.1(1)               Amended and Restated Certificate of Incorporation of the
                     Registrant

4.2(1)               Amended and Restated By-Laws of the Registrant

5.1                  Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1                 Consent of Hale and Dorr LLP
                     (included in Exhibit 5.1)

23.2                 Consent of Deloitte & Touche LLP

24.1 Power of attorney (included on the signature pages of this registration statement)

---------------

(1) Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-83780) and incorporated herein by reference.